FOR IMMEDIATE RELEASE
Contact: Nick Zangari
(502) 394-1157
Nick.Zangari@kyderby.com
CHURCHILL DOWNS AND KEENELAND JOINT VENTURE AWARDED RACING LICENSE FOR OAK GROVE, KENTUCKY
LOUISVILLE, Ky. (November 16, 2018) - WKY Development, LLC - a joint venture between Churchill Downs Incorporated (“CDI”) (Nasdaq: CHDN) and Keeneland Association Inc. (“Keeneland”) - was awarded a racing license by the Kentucky Horse Racing Commission (“KHRC”) for twelve live Standardbred racing dates beginning in October 2019 at its racing venue proposed to be constructed in Oak Grove, Kentucky in Christian County.
The proposed racing facility in Oak Grove represents a $150 million economic development project for Christian County, creating nearly 400 direct full and part time equivalent positions and an estimated 800 direct construction jobs. Aspects of the project include a historical racing machine facility featuring up to 1,500 machines, a 125-room hotel with event center and food/beverage venues, a 1,200-person seated capacity grandstand and event space for indoor events, a 3,000-person capacity outdoor amphitheater and stage, and a state-of-the-art equestrian center including indoor and outdoor arenas.
WKY Development, LLC is 95% owned by CDI and 5% owned by Keeneland. This historic partnership is designed to strengthen and grow Kentucky’s signature horse racing industry and, in particular, its Standardbred racing circuit following last year’s closure of Thunder Ridge racetrack in Prestonsburg.
About Churchill Downs Incorporated
Churchill Downs Incorporated ("CDI") (Nasdaq: CHDN), headquartered in Louisville, Ky., is an industry-leading racing, gaming and online entertainment company anchored by our iconic flagship event - The Kentucky Derby. We are the largest legal online account wagering platform for horseracing in the U.S., through our ownership of TwinSpires.com. We are also a leader in brick-and-mortar casino gaming with approximately 8,000 gaming positions in six states. We have launched our BetAmerica Sportsbook at our two Mississippi casino properties and have announced our plans to enter additional U.S. real money online gaming and sports betting markets. Derby City Gaming, the first historical racing machine (“HRM”) facility in Louisville, was opened in September 2018 with 900 HRM machines.  Additional information about CDI can be found online at www.churchilldownsincorporated.com.
About Keeneland Association Inc.
For more than 80 years, the Keeneland Association has devoted itself to the health and vibrancy of the Thoroughbred industry. As the world's largest Thoroughbred auction company, Keeneland conducts sales every January, September and November. Its sales graduates dominate racing across the globe at every level. In April and October, Keeneland offers some of the highest caliber and richest Thoroughbred racing in the world. In 2015, Keeneland hosted the Breeders’ Cup World Championships. Uniquely structured, Keeneland is a private, for-profit corporation that returns its earnings to the industry and the community in the form of higher purses, and it has donated millions of dollars in charitable contributions for education, research and health and human services throughout Central Kentucky. To learn more about Keeneland, visit Keeneland.com.